Exhibit 10.5

SEAWORLD ENTERTAINMENT, INC.

INCENTIVE COMPENSATION CLAWBACK POLICY

1.Overview.  SeaWorld Entertainment, Inc. (the “Company”) has adopted this Incentive Compensation Clawback Policy (the “Policy”) as of October 11, 2017 (the “Effective Date”) in order to help ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets and to discourage individuals from engaging in detrimental activity to the Company.

2.Compensation Committee. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall have full authority to interpret and enforce the Policy in accordance with its business judgment.

3.Covered Individuals.  The Policy applies to all current and former officers (as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) of the Company, all recipients of awards under the Company’s 2017 Omnibus Incentive Plan from time to time (the “Plan”) and, to the extent designated by the Board or the Committee from time to time by notice to such individual, any other current or former employee, officer, consultant or director of the Company and its subsidiaries (collectively, the “Covered Individuals”).

4.Incentive Compensation.  For purposes of the Policy, “incentive compensation” means annual performance bonuses and long-term incentive awards (in each case, including cash, stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other equity-based awards) paid, granted, vested, settled or accrued on or after the Effective Date, whether or not awarded under the Plan.

5.Calculation of Overpayment.  If the Committee determines, in its discretion, that incentive compensation of a Covered Individual was overpaid, in whole or in part, for any reason, including as a result of a restatement of the reported financial results of the Company or any of its segments (excluding a restatement resulting from a change in accounting policy or applicable law), mistake in calculations or other administrative error, the Committee will review the incentive compensation paid, granted, vested, settled or accrued based on the prior inaccurate results.

To the extent practicable, and as permitted by and consistent with applicable law, the Committee will determine, in its discretion, whether to seek to recover or cancel the difference between (i) any incentive compensation paid, granted, vested, settled or accrued based on the belief that the Company or the segment had met or exceeded performance targets that would not have been met had the financial information been accurate and (ii) the incentive compensation in which the Covered Individual would have been paid or awarded based on the accurate financial information or restated results, as applicable (an “Overpayment”).

In making the determination referred to in the preceding sentence, the Committee shall take into account such factors as it deems appropriate.

6.Detrimental Activity. If the Committee determines, in its discretion, that a Covered Individual has engaged in any Detrimental Activity (as defined in the Plan) the Committee may, in its sole discretion, provide for one or more of the following: (i) cancelation of any or all of such Covered Individual’s incentive compensation or (ii) forfeiture by the Covered Individual of any gain realized on the vesting or exercise of or of any payment in connection with any incentive compensation (such gain or payment, a “Prior Payment”).

7.Forms of Recovery.  If the Committee determines to seek recovery for the Overpayment, the Company shall have the right to demand that the Covered Individual pay the Company for, or forfeit, any Overpayment, paid or awarded as a result of a misstatement triggering a restatement of the reported financial results of the Company or any of its segments, a mistake in calculation or any other administrative error.  If the Committee determines to seek recovery of incentive compensation because a Covered Individual has engaged in Detrimental Activity, the Company shall have the right to demand that the Covered Individual pay the Company for, or forfeit, any Prior Payment.  The Committee may also determine to reduce, cancel or cause the forfeiture of any incentive compensation otherwise due to recover the Overpayment or Prior Payment or if the Committee determines that a Covered Individual has engaged in any Detrimental Activity.

To the extent the Covered Individual refuses to pay to the Company an amount equal to the Overpayment or the Prior Payment, the Company shall have the right to sue for repayment and/or enforce the Covered Individual’s obligation to make payment through the reduction or cancellation of outstanding and future incentive compensation.  Without limiting the Company’s rights, to the extent any shares have been issued under vested awards or such shares have been sold by the Covered Individual, the Company shall have the right to cancel any other outstanding equity-based awards with a value equivalent to the Overpayment or Prior Payment, as determined by the Committee.  For the avoidance of doubt, the Company shall have the right upon the Covered Individual’s engagement in any Detrimental Activity to reduce or cancel any and all outstanding and future incentive compensation.

8.Committee Determination Final.  Any determination by the Committee (or by any Officer of the Company to whom enforcement authority has been delegated) with respect to the Policy shall be final, conclusive and binding on all interested parties.

9.Amendment.  The Policy may be amended by the Board from time to time, and any provision thereof may be waived by the Committee or the Board in their sole discretion.

10.Non-Exclusivity.  Nothing in the Policy shall be viewed as limiting the right of the Company or the Committee to pursue recoupment under or as required by the Company’s plans, awards and employment agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 10D of Securities Exchange Act of 1934, as amended, or Section 304 of the Sarbanes-Oxley Act of 2002), or stock exchange listing requirement (and any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement).

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